Filed pursuant to Rule 424(b)(3)

Registration No. 333-258103

PROSPECTUS

1,002,116 Shares

Nikola Corporation

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders named in this prospectus, or the Selling Stockholders, of up to 1,002,116 shares of our common stock, $0.0001 par value per share, or the Shares. For purposes of this prospectus, the term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling Shares received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

The Shares have been issued pursuant to the Membership Interests Purchase Agreement, or the MIPA, dated June 22, 2021, that we entered into with Wabash Valley Resources LLC, or WVR, and the sellers party thereto. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. Pursuant to the MIPA, on June 22, 2021, we purchased a 20% equity interest in WVR in exchange for $25 million in cash and the issuance of an aggregate of 1,682,367 shares of our common stock. See the section titled “Selling Stockholders” for additional information regarding the Selling Stockholders.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the Shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.” On April 26, 2022, the closing price of our common stock was $7.66 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 and in the documents incorporated by reference in this prospectus. You should carefully consider these risk factors, as well as the other information contained in this prospectus and in the other documents that we incorporate by reference, before you invest.

The date of this prospectus is April 26, 2022.

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholders do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus includes industry and market data that we obtained from third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

On June 3, 2020, or the Closing Date, VectoIQ Acquisition Corp., our predecessor company, or VectoIQ, consummated a merger pursuant to that certain Business Combination Agreement, dated March 2, 2020, or the Business Combination Agreement, by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware, or Merger Sub, and Nikola Corporation, a Delaware corporation, or Legacy Nikola. Pursuant to the terms of the Business Combination Agreement, a business combination between the company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ, or the Merger and, collectively with the other transactions described in the Business Combination Agreement, the Business Combination. On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ Acquisition Corp. changed its name to Nikola Corporation.

Unless the context indicates otherwise, references in this prospectus to the “company,” “Nikola,” “we,” “us,” “our” and similar terms refer to Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) and its consolidated subsidiaries, including Legacy Nikola. References to “VectoIQ” refer to our predecessor company prior to the consummation of the Business Combination.

Nikola™ is a trademark of Nikola Corporation. We also refer to trademarks of other corporations and organizations in this prospectus.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain forward-looking statements that involve risks and uncertainties. When used in this prospectus, and the documents incorporated by reference herein, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are any statements that are not historical fact and relate to future periods and include, but are not limited to:

•	our financial and business performance;

•

expected timing with respect to the build out of our manufacturing facilities, joint venture with Iveco S.p.A., or Iveco, and production and attributes of our battery electric vehicle trucks and our Tre hydrogen fuel cell electric vehicle trucks; expectations regarding our hydrogen fuel station rollout plan; timing of completion of prototypes, validation testing, volume production and other milestones;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	planned collaborations with our business partners;

•	our future capital requirements and sources and uses of cash;

•	the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of our business model;

•	developments relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities;

•	changes in applicable laws or regulations; and

•	anticipated trends and challenges in our business and the markets in which we operate.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in the section titled “Risk Factors” and in our Securities and Exchange Commission, or the SEC, filings which are incorporated by reference, as well as:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	changes in applicable laws or regulations;

•	risks associated with the outcome of any legal, regulatory or judicial proceedings;

•	the effect of the COVID-19 pandemic on our business;

•	our ability to raise capital;

•	our ability to compete;

•	the success of our business collaborations;

•	regulatory developments in the United States and foreign countries;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	our history of operating losses.

Forward-looking statements speak only as of the date hereof and the documents incorporated by reference herein speak only as of the date such forward-looking statements are made. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein or in the documents incorporated by reference herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports we file with the SEC.

You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents we have incorporated by reference in this prospectus, along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

Nikola Corporation

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers expect to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

We believe our expertise lies in design, innovation, software, and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market.

Summary Risk Factors

Investing in our common stock involves substantial risk, as more fully described in “Risk Factors” and elsewhere in this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Some of the more significant risks associated with our business include the following:

•	We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

•	We may be unable to adequately control the costs associated with our operations.

•

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•	We will need to raise additional funds and these funds may not be available to us when we need them.

•	If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

•	If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

•	Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

•	We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

•	We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

•

Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our manufacturing plant, which could harm our business and prospects.

•	Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion battery cells, chipsets, and displays, could harm our business.

Corporate Information

We are a Delaware corporation and were incorporated as VectoIQ Acquisition Corp., a special purpose acquisition company, in January 2018. On June 3, 2020, VectoIQ consummated the Business Combination and, in connection therewith, (i) VectoIQ’s wholly-owned subsidiary merged with and into Legacy Nikola, whereby Legacy Nikola survived the Merger and was deemed the accounting predecessor of the Merger and the successor registrant for SEC purposes and (ii) we changed our name to “Nikola Corporation.” Upon consummation of the foregoing transactions, Legacy Nikola became our wholly-owned subsidiary.

Our principal executive offices are located at 4141 E Broadway Road, Phoenix, Arizona 85040. Our telephone number is (480) 666-1038. Our website address is www.nikolamotor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Shares offered by the Selling Stockholders	1,002,116 shares.

Common stock outstanding immediately prior to and after this offering	418,344,072 shares.

Use of proceeds	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” and the other information incorporated by reference herein for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Select Market trading symbol	“NKLA.”

The number of shares of common stock to be outstanding immediately prior to and after this offering is based on 418,344,072 shares of common stock outstanding as of March 31, 2022 and excludes:

•

28,801,104 shares of common stock issuable upon the exercise of outstanding options granted under Legacy Nikola’s 2017 Stock Option Plan, or our 2017 Option Plan, with a weighted-average exercise price of $1.28 per share;

•	11,017,960 shares available for future issuance under our 2020 Stock Incentive Plan, or 2020 Stock Plan;

•	4,000,000 shares available for future issuance under our 2020 Employee Stock Purchase Plan, or 2020 ESPP;

•	28,222,855 shares underlying restricted stock units, or RSUs, granted pursuant to our 2020 Stock Plan;

•	760,915 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share;

•

up to 17,025,590 shares of common stock that were available for issuance to Tumim Stone Capital LLC, or Tumim, pursuant to the Common Stock Purchase Agreement dated June 11, 2021, or the First Purchase Agreement, which are registered for resale by Tumim under a registration statement on Form S-1 (File No. 333-263510); and

•

up to 28,790,787 shares of common stock that may become available for issuance to Tumim pursuant to the Common Stock Purchase Agreement dated September 24, 2021, if and when we elect to sell shares to Tumim, which are registered for resale by Tumim under a registration statement on Form S-1 (File No. 333-261112).

Also excluded are 2,559,727 shares of common stock that were issued to Tumim after March 31, 2022 pursuant to the First Purchase Agreement.

Throughout this prospectus, when we refer to the Shares, we are referring to all shares of common stock reported to us as held by the Selling Stockholders as of March 31, 2022. We agreed to file this prospectus pursuant to the MIPA. Additional information with respect to the Selling Stockholders is contained in this prospectus under the section titled “Selling Stockholders.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K, and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks or uncertainties actually occur, they could materially and adversely affect our business, financial condition, results of operations, cash flows or prospects, which in turn could materially and adversely affect the price of our common stock and might cause you to lose all or part of your investment in the offered common stock.

USE OF PROCEEDS

All of the shares of common stock being offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their own accounts. We will not receive any proceeds from these sales.

SELLING STOCKHOLDERS

The Selling Stockholders acquired the Shares from us in a private offering pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act in connection with the MIPA, on June 22, 2021. The common stock consideration issuable to the Selling Stockholders pursuant to the MIPA was calculated based on the 30-day average closing price of our common stock, or $14.86 per share, and we issued 1,682,367 shares of our common stock to the Selling Stockholders. The Selling Stockholders have made certain representations as recipients of common stock, including that the Shares were acquired for investment purposes only and not with a view to distribute any of the Shares, and that such recipients are able to bear the risks of the investment.

Pursuant to the MIPA, we agreed to file a registration statement on Form S-1 with the SEC for the purposes of registering for resale certain of the shares of our common stock issued to the Selling Stockholders pursuant to MIPA. We also agreed that, from and after the date the registration statement including this prospectus is declared effective by the SEC, each Selling Stockholder will have the right, but not the obligation, from time to time at their sole discretion, to direct us to repurchase certain amounts of our common stock at $14.86 per share, subject to certain blackout windows in which the Selling Stockholders will be restricted from transferring the Shares. The first blackout window was from June 22, 2021 until September 20, 2021. The second blackout window is from September 21, 2021 to June 22, 2022. The Selling Stockholders have 10 business days to exercise the repurchase option after each blackout window ends, and the repurchase option expires after this date.

The following table sets forth certain information as of March 31, 2022 regarding the beneficial ownership of our common stock by the Selling Stockholders and the Shares being offered by the Selling Stockholders. The applicable percentage ownership is based on 418,344,072 shares of our common stock outstanding as of March 31, 2022. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of our common stock by the Selling Stockholders. The Selling Stockholders may offer and sell some, all or none of their Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. To our knowledge, none of the Selling Stockholders has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of the MIPA. In addition, except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(1)	Number of Shares of Common Stock Owned After Offering(2)
	Number	Percent		Number	Percent
Quasar Energy Partners LLC	382,738	*	382,738	—	—
Philipp Brothers Fertilizer LLC	350,833	*	350,833	—	—
Little Brothers, LLC	268,545	*	268,545	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Represents the number of Shares that may be offered by the Selling Stockholders using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise.

(2)

Assumes that all Shares are sold in this offering, and that none of the Selling Stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents which are incorporated by reference herein. We urge to you read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents incorporated by reference herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, $0.0001 par value per share, and 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of March 31, 2022, there were 418,344,072 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of March 31, 2022, there were 98 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors

Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified such that each director will be elected at our annual meeting of stockholders to serve until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Registration Rights

On June 3, 2020, we entered into a Registration Rights and Lock-Up Agreement with certain of our stockholders, or the Holders. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the Company’s securities held by such Holders. The Registration Rights and Lock-Up Agreement also provided the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

On June 11, 2021 and September 24, 2021, we entered into common stock purchase agreements with Tumim, pursuant to which Tumim committed to purchase an aggregate of up to $600 million of our common stock. In connection with such purchase agreements, we also entered into registration rights agreements with Tumim to register for resale under the Securities Act the shares of our common stock that have been and may be sold and issued to Tumim under the purchase agreements.

We generally must pay all expenses relating to any such registration, other than underwriting discounts and selling commissions. The terms of the registration rights are specified in the relevant registration rights agreement.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of our company or the removal of existing management.

Warrants

As of March 31, 2022, there were 760,915 warrants to purchase common stock outstanding held by 12 holders of record, all of which were initially issued as private warrants. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on June 3, 2025, except that any warrants issued to Cowen Investments II, LLC will expire on May 15, 2023.

The registration statement registering the issuance of the shares underlying the warrants and the resale of the warrants and common stock that may be issued upon exercise of the warrants was declared effective by the SEC on July 17, 2020.

The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.

The warrants are issued under and subject to the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in our Bylaws. Our Bylaws provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of the Chairman of our board, (iii) our executive chairman, or (iv) the vote of the stockholders owning not less than 25% of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Delaware law and our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and the warrant agent for our warrants is Continental Stock Transfer & Trust Company.

Listing of Common Stock

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.”

PLAN OF DISTRIBUTION

The Shares offered by this prospectus are being offered by the Selling Stockholders. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Subject to compliance with certain blackout restrictions contained in the MIPA, the Shares may be offered and sold from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

We are required to pay all fees and expenses incident to the registration of the Shares.

The aggregate proceeds to the Selling Stockholders will be the purchase price of the Shares less any discounts and commissions borne by the Selling Stockholders.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholders may sell Shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use Shares pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the Shares, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed with the Selling Stockholders to use reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective and to supplement and amend to the extent necessary to ensure that such registration statement is available or, if not available, to ensure that another registration statement meeting the requirements of the MIPA is available, under the Securities Act at all time until all of the Shares have been disposed of in accordance with this plan of distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a non-U.S. holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. In general, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities, commodities or currencies, “controlled foreign corporation,” “passive foreign investment company,” partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds the non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the heading “Additional Withholding Requirements.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service, or IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

The estates of individuals who are neither U.S. citizens nor U.S. residents (as specially defined for U.S. federal estate tax purposes) generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S.-situs property and therefore will be included in the taxable estate of a nonresident decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership of our common stock.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Nikola Corporation appearing in Nikola Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Nikola Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On June 3, 2020, our board of directors approved the engagement of Ernst & Young LLP, or EY, as our independent registered public accounting firm to audit the company’s consolidated financial statements for the year ending December 31, 2020. EY served as the independent registered public accounting firm of Legacy Nikola prior to the Business Combination. Accordingly, RSM US LLP, or RSM, our independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EY as our independent registered public accounting firm following completion of the company’s audit for the year ended December 31, 2019, which consists only of the accounts of the pre-business combination special purpose acquisition company.

RSM’s report on the company’s balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, and the related notes to the financial statements, or collectively, the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from January 23, 2018 (inception) to December 31, 2019 and the subsequent period through March 31, 2020, there were no: (i) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to RSM’s satisfaction would have caused RSM to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from January 23, 2018 (inception) to December 31, 2018 and the interim period through March 31, 2020, we did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered our financial statements, and no written report or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We have provided RSM with a copy of the disclosures made by us in response to Item 304(a) of Regulation S-K under the Exchange Act, and have requested that RSM furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from RSM is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 that we filed with the SEC under the Securities Act, but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov. Except as specifically incorporated by reference into this prospectus, the information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

Our website address is www.nikolamotor.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No.1 to Annual Report on Form 10-K filed with the SEC on March 11, 2022;

•	our Current Reports on Form 8-K filed with the SEC on February 24, 2022 and April 14, 2022; and

•

the description of our common stock set forth in Exhibit 4.8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, together with any amendment or report filed with the SEC for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Nikola Corporation, 4141 E Broadway Road, Phoenix, AZ 85040, telephone (480) 666-1038. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

1,002,116 Shares

Nikola Corporation

Common Stock

PROSPECTUS

April 26, 2022